EXHIBIT 23.1

                         Consent of Independent Auditors

                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use of our report dated January 31, 2001 on the financial statements of Paramark Enterprises, Inc. (Formerly T.J. Cinnamons, Inc.) and Subsidiary as of December 31, 2000 and 1999 and for the years then ended, which is included in this S-8 filing (expected to be filed on or about April 17,2002) of Raptor Investments, Inc., and to be reference to our firm under the caption "Experts" in such filing.

/S/ AMPER, POLITZINER & MATTIA
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April 17,2002
Edison, New Jersey






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